UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of

                       the Securities Exchange Act of 1934


          Date of Report (Date of earliest event reported): May 6, 2003


                               CALPINE CORPORATION

                            (A Delaware Corporation)

                        Commission File Number: 001-12079

                  I.R.S. Employer Identification No. 77-0212977


                           50 West San Fernando Street

                           San Jose, California 95113

                            Telephone: (408) 995-5115


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ITEM 12.  RESULTS OF OPERATIONS AND FINANCIAL CONDITION

     On May 6, 2003, the Registrant  issued the press release attached hereto as
Exhibit 99.1 announcing that it is providing a pre-earnings update on several items, including liquidity, refinancing and first quarter and full-year 2003 earnings.


SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                               CALPINE CORPORATION


                          By: /s/ Charles B. Clark, Jr.
                              -------------------------
                              Charles B. Clark, Jr.
                      Senior Vice President and Controller
                            Chief Accounting Officer

Date:  May 7, 2003



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EXHIBIT 99.1

NEWS RELEASE                                              CONTACTS: 408-995-5115
                                        Media Relations: Katherine Potter, X1168
                                         Investor Relations: Rick Barraza, X1125


                      CALPINE PROVIDES FIRST QUARTER UPDATE

     (SAN JOSE, CALIF.) May 6, 2003 - Calpine Corporation [NYSE:CPN], a leading North American power company, today announced that it is providing a pre-earnings update on several items, including liquidity, refinancing and first quarter and full-year 2003 earnings. The company has scheduled its first quarter earnings conference call for Tuesday, May 13, 2003, at 8:30 a.m. PDT, to discuss these items in further detail.

LIQUIDITY AND REFINANCING

     As previously announced, Calpine has identified three major components of its 2003 liquidity enhancing program: the monetization of certain of its power sales contracts, the potential sale of certain power generating facilities and the financing for its California peaking facilities. These transactions are expected to generate net proceeds of approximately $1.7 billion that will be used to fund capital requirements for its existing construction program, refinancing and general corporate purposes.

     Progress towards the completion of these transactions continues as planned. Last week, the company announced the sale of an interest in the 115-megawatt
King City Power Plant for approximately $82 million and is nearing the completion of monetizing several power sales contracts. At the end of the first quarter, liquidity totaled approximately $615 million. This was comprised of approximately $524 million of cash (cash and equivalents and current portion of restricted cash) and $91 million of borrowing capacity under the company's various credit facilities.

     Calpine   continues  to  work  closely  with  its  lenders  on  a  two-year refinancing of its $400 million and $600 million working capital facilities. The company expects to complete this refinancing in the near term.

FIRST QUARTER EARNINGS UPDATE AND 2003 GUIDANCE

     Operating income for the quarter was in-line with the company's expectations before certain non-cash charges. On-peak spark spreads were slightly ahead of plan in certain markets, but were offset by unscheduled outages and non-cash charges. These non-cash charges include reserves for equipment repairs totaling approximately $25 million, for which the company is pursuing warranty claims, and approximately $22 million of foreign exchange translation losses--representing a loss per share of $0.05 and $0.04, respectively. The foreign exchange translation losses recognized into income were transaction-related and were due mainly to a strong Canadian dollar in the quarter. As a result of this strong foreign currency, the recorded book value of the company's net foreign assets increased by approximately $78 million, generating unrealized gains that were recorded in equity on the balance sheet. For the quarter, the company expects to record a loss of approximately $0.12 per share. Calpine stated that it remains comfortable with the current 2003 full-year earnings consensus of $0.41 per share.

     On April 17, 2003, the company reported to the Securities and Exchange Commission that PricewaterhouseCoopers LLC (PwC) would serve as the company's independent public accountants for 2003. As a result of this change in auditors, the company has asked PwC to undertake the review of its first quarter for 2003. Consequently, the company will not be able to file its Quarterly Report on Form 10-Q for the First Quarter 2003 by the May 15, 2003 filing deadline, but will file the report following the completion of PwC's review.

CONFERENCE CALL INFORMATION

     Calpine will host a conference call at 8:30 a.m. PDT on Tuesday, May 13, to discuss in further detail the financial and operating results for the quarter ended March 31, 2003. To participate in the teleconference, in a listen-only mode, dial 1-888-603-6685 at least five minutes before the start of the conference call. In addition, Calpine will simulcast the conference call live via the Internet. The web cast can be accessed and will be available for 30 days on the Investor Relations page of Calpine's website at www.calpine.com.

ABOUT CALPINE

     Based in San Jose, Calif., Calpine Corporation is a leading North American power company that is dedicated to providing wholesale and industrial customers with clean, efficient, natural gas-fired power generation. It generates and markets power from plants it develops, owns, leases and operates in 23 states in the United States, three provinces in Canada and in the United Kingdom. Calpine is also the world's largest producer of renewable geothermal energy, and it owns approximately one trillion cubic feet equivalent of proved natural gas reserves in Canada and the United States. The company was founded in 1984 and is publicly traded on the New York Stock Exchange under the symbol CPN. For more information about Calpine, visit its website at www.calpine.com.

     This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements such as those concerning Calpine Corporation's ("the Company") expected financial performance and its strategic and operational plans, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, such as, but not limited to risks identified from time-to-time in our reports and registration statements filed with the SEC, including the risk factors identified in our Annual Report on Form 10-K for the year ended December 31, 2002, which can be found on the Company's web site at www.calpine.com. All information set forth in this news release is as of today's date, and the Company undertakes no duty to update this information.